Eastman Announces First-Quarter 2014 Financial Results

KINGSPORT, Tenn., April 24, 2014 - Eastman Chemical Company (NYSE:EMN) today announced earnings, excluding non-core or non-recurring items, of $1.61 per diluted share for first quarter 2014 versus $1.62 per diluted share for first quarter 2013. Reported earnings were $1.52 per diluted share for first quarter 2014 versus $1.57 per diluted share for first quarter 2013. For detail of the excluded items and reconciliation to reported company and segment earnings, see Tables 3 and 4.

“We reported solid results in the first quarter despite a global economy that continues to be lackluster,” said Mark Costa, CEO. “We remain focused on growth through Eastman-specific actions, including serving growing markets with capacity additions, improving our mix with premium products, and disciplined capital allocation. As a result, Eastman is well positioned for a fifth consecutive year of strong earnings growth.” See the second paragraph under “Outlook” for the items excluded from annual earnings comparisons.

(In millions, except per share amounts)	1Q2014	1Q2012

Sales revenue	$2,305	$2,307

Earnings per diluted share	$1.52	$1.57

Earnings per diluted share excluding non-core or non-recurring items*	$1.61	$1.62

Net cash provided by operating activities	$(30)	$5

*For reconciliation to reported company and segment earnings, see Tables 3 and 4.

Corporate Results 1Q 2014 versus 1Q 2013

Sales revenue was $2.3 billion for both periods. Operating earnings for first quarter 2014 were $361 million compared with $393 million for first quarter 2013. Excluding the items described in Tables 3 and 4, first quarter 2014 operating earnings were $383 million compared with $403 million for first-quarter 2013, with the decline primarily due to lower Specialty Fluids & Intermediates segment earnings. First-quarter 2014 operating earnings included lower “Other” operating losses as detailed in Table 3.

Segment Results 1Q 2014 versus 1Q 2013

Additives & Functional Products - Sales revenue increased slightly as higher sales volume for coatings more than offset lower sales volume for rubber additives. The higher sales volume for coatings was primarily attributed to strong demand in the building and construction and transportation markets. The lower sales volume for rubber additives was primarily attributed to customer inventory destocking in Asia Pacific. Operating earnings declined to $94 million for first quarter 2014 compared with $98 million for first quarter 2013 primarily due to higher raw material and energy costs, particularly for propane.

Adhesives & Plasticizers - Sales revenue was unchanged as higher sales volume for adhesives resins was offset by lower selling prices for both adhesives resins and plasticizers. Higher sales volume for adhesives resins was primarily attributed to stronger end-market demand, particularly for hygiene and packaging, and customer inventory destocking that negatively impacted first quarter 2013. Lower selling prices for adhesives resins were primarily due to continued competitive pressure resulting from greater industry supply attributed to increased availability of key raw materials and additional competitor capacity. Lower selling prices for plasticizers were primarily attributed to continued competitive pressures resulting from weakened demand in Asia Pacific and Europe. Operating earnings declined to $47 million for first quarter 2014 compared with $49 million for first quarter 2013, primarily due to lower selling prices partially offset by lower operating costs and higher sales volume.

Advanced Materials - Sales revenue was relatively unchanged as higher sales volume for Eastman Tritan™ copolyester and premium acoustic interlayers was offset by lower performance films sales volume which was expected due to changes in customer incentive terms in Asia Pacific. Excluding non-core or non-recurring items in first quarter 2014, operating earnings increased to $71 million for first quarter 2014 compared with $65 million for first quarter 2013, primarily due to lower unit costs for specialty plastics. The lower unit costs were due to higher capacity utilization resulting from previous inventory management decisions and to meet demand for Eastman Tritan™ copolyester.

Fibers - Sales revenue increased due to higher selling prices, partially offset by lower sales volume. Lower acetate tow sales volume, primarily due to the combination of customer buying patterns and additional industry capacity, including Eastman’s China acetate tow joint venture, was partially offset by acetate flake sales volume to the joint venture. Operating earnings increased to $117 million for first quarter 2014 compared with $114 million for first quarter 2013, primarily due to higher selling prices and sales of acetate flake to the joint venture more than offsetting lower acetate tow sales volume.

Specialty Fluids & Intermediates - Sales revenue decreased primarily due to lower sales volume for specialty fluids and other intermediates, partially offset by higher selling prices. Lower sales volume for specialty fluids was primarily due to the timing of customer project completions. Higher selling prices were primarily due to increased sales of higher priced specialty fluids and higher raw material and energy costs. Operating earnings decreased to $64 million for first quarter 2014 compared to $95 million for first quarter 2013 primarily due to higher raw material and energy costs, particularly for propane, lower sales volume for specialty fluids, and costs of a weather-related outage at the Longview, Texas facility.

Cash Flow

Eastman used $30 million in cash from operating activities during first quarter 2014 primarily due to a seasonal increase in working capital, mostly receivables and inventory. Share repurchases totaled $260 million during first quarter 2014.

Outlook

Commenting on the outlook for full year 2014, Costa said, “Our solid first-quarter earnings are a good start to the year. Looking forward, we expect sales revenue growth in the remaining three quarters and for full-year sales revenue to be consistent with global GDP growth. We also expect that benefits from Eastman-specific actions and from balanced deployment of our strong cash flow will accelerate earnings growth for the remainder of the year. Given the strength of our differentiated portfolio of businesses, we continue to expect 2014 earnings per share to be between $6.70 and $7.00.” Non-core and non-recurring items are excluded from the earnings per share projection.

The earnings for 2013, 2012, 2011, 2010, and 2009 referenced in the second paragraph of this release are non-GAAP and exclude the non-core or non-recurring items detailed, with reconciliation to GAAP earnings, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the company’s Annual Reports on Form 10-K for 2013, 2012, and 2011.

Eastman will host a conference call with industry analysts on April 25, 2014 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-0690, passcode number 1629560. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, April 25, to 11:00 a.m. ET, May 5, at 888-203-1112 or 719-457-0820, passcode 1629560.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for future global economic conditions; company manufacturing capacity additions, mix of products sold, and capital expenditures, acquisitions, debt, dividends, and stock repurchases; non-core or non-recurring costs, charges, income, and gains; company and segment revenue and earnings; and cash flow for full year 2014. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-K filed for 2013 available, and the Form 10-Q to be filed for first quarter 2014 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2013 revenues of approximately $9.4 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

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Contacts:

Media:  Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
April 24, 2014

For Eastman Chemical Company First Quarter 2014 Financial Results Release

Table 1 – Statements of Earnings

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2014	2013
Sales	$2,305	$2,307
Cost of sales	1,710	1,691
Gross profit	595	616
Selling, general and administrative expenses	168	171
Research and development expenses	53	49
Asset impairments and restructuring charges, net	13	3
Operating earnings	361	393
Net interest expense	42	47
Other charges (income), net	(3)	1
Earnings before income taxes	322	345
Provision for income taxes	88	97
Net earnings	234	248
Less: net income attributable to noncontrolling interest	1	1
Net earnings attributable to Eastman stockholders	$233	$247

Basic earnings per share attributable to Eastman	$1.54	$1.60
Diluted earnings per share attributable to Eastman	$1.52	$1.57

Shares (in millions) outstanding at end of period	150.2	154.8
Shares (in millions) used for earnings per share calculation
Basic	151.4	154.4
Diluted	153.0	156.7

Table 2A – Segment Sales Information

	First Quarter
(Dollars in millions, unaudited)	2014	2013
Sales by Segment
Additives & Functional Products	$423	$419
Adhesives & Plasticizers	345	345
Advanced Materials	581	584
Fibers	354	346
Specialty Fluids & Intermediates	601	607
Total Sales by Segment	2,304	2,301
Other	1	6
Total Eastman Chemical Company	$2,305	$2,307

Table 2B – Sales Revenue Change

	First Quarter 2014 Compared to First Quarter 2013
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	1%	1%	—%	—%
Adhesives & Plasticizers	—%	3%	(3)%	—%
Advanced Materials	(1)%	—%	(1)%	—%
Fibers	2%	(2)%	4%	—%
Specialty Fluids & Intermediates	(1)%	(3)%	2%	—%

Total Eastman Chemical Company	—%	(1)%	1%	—%

Table 2C – Sales by Region

	First Quarter
(Dollars in millions, unaudited)	2014	2013
Sales by Region
United States and Canada	$1,073	$1,081
Asia Pacific	601	595
Europe, Middle East, and Africa	514	513
Latin America	117	118
Total Eastman Chemical Company	$2,305	$2,307

Table 3 - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations

	First Quarter
(Dollars in millions, unaudited)	2014	2013
Operating Earnings (Loss) by Segment and Non-Core or Non-Recurring Items
Additives & Functional Products
Operating earnings	$94	$98
Adhesives & Plasticizers
Operating earnings	47	49
Advanced Materials
Operating earnings	61	65
Asset impairments and restructuring charges, net (1)	10	—
Excluding non-core or non-recurring items	71	65
Fibers
Operating earnings	117	114
Specialty Fluids & Intermediates
Operating earnings	64	95
Total Operating Earnings by Segment
Operating earnings	383	421
Asset impairments and restructuring charges, net	10	—
Excluding non-core or non-recurring items	$393	$421
Other (2)
Operating earnings (loss)
Growth initiatives and businesses not allocated to segments (3)	(13)	(21)
Pension and other postretirement benefit plans income (expense) not allocated to operating segments	3	3
Integration and restructuring costs related to the acquisition of Solutia	(12)	(10)
Operating loss before non-core or non-recurring items	(22)	(28)
Integration costs related to the acquisition of Solutia	9	7
Asset impairments and restructuring charges, net (4)	3	3
Operating loss excluding non-core or non-recurring items	(10)	(18)
Total Eastman Chemical Company
Total operating earnings	361	393
Integration costs related to the acquisition of Solutia	9	7
Asset impairments and restructuring charges, net	13	3
Total operating earnings excluding non-core or non-recurring items	$383	$403

(1)
Included in first three months 2014 earnings are asset impairments and restructuring charges of $10 million primarily for the closure of a production facility in Taiwan for the Flexvue® performance films product line.

(2)
Research and development, certain components of pension and other postretirement benefit plans, and other expenses and income not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss).

(3)
Businesses not allocated to segments in 2013 included the Perennial Wood™ growth initiative and Photovoltaics product line, both of which ceased production in the second half of 2013. Businesses not allocated to segments in 2014 include Eastman™ microfiber technology.

(4)	Restructuring charges of $3 million in both first quarter 2014 and 2013 for severance associated with the continued integration of Solutia.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share Non-GAAP Reconciliations

	First Quarter 2014
	Operating Earnings	Earnings Before Tax	Net Earnings Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$361	$322	$233	$1.52
Non-Core or Non-Recurring Items:
Solutia integration costs (2)	9	9	5	0.03
Asset impairments and restructuring charges, net (3)	13	13	9	0.06
Excluding non-core or non-recurring items	$383	$344	$247	$1.61

	First Quarter 2013
	Operating Earnings	Earnings Before Tax	Net Earnings Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$393	$345	$247	$1.57
Non-Core or Non-Recurring Items:
Solutia integration costs (2)	7	7	4	0.03
Asset impairments and restructuring charges, net (3)	3	3	2	0.02
Excluding non-core or non-recurring items	$403	$355	$253	$1.62

(1)
Excluding the tax impact of non-core or non-recurring items, the first quarter 2014 effective tax rate was 28 percent compared to 29 percent for first quarter 2013.  The first quarter 2014 effective tax rate included further benefit from the continued integration of Eastman and Solutia business operations and legal entity structures. The first quarter 2013 effective tax rate was impacted by enactment of the American Taxpayer Relief Act of 2012 in January 2013 which resulted in a $10 million benefit primarily related to a research and development tax credit.

(2)	Included in selling, general and administrative expenses.

(3)	See Table 3 for description of asset impairments and restructuring charges, net.

Table 5 – Statements of Cash Flows

	First Quarter
(Dollars in millions, unaudited)	2014	2013
Cash flows from operating activities
Net earnings including noncontrolling interest	$234	$248
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	107	110
Asset impairment charges	8	—
Provision (benefit) for deferred income taxes	32	26
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(118)	(155)
(Increase) decrease in inventories	(116)	(53)
Increase (decrease) in trade payables	(21)	(27)
Pension and other postretirement contributions (in excess of) less than expenses	(12)	(25)
Variable compensation (in excess of) less than expenses	(93)	(57)
Other items, net	(51)	(62)
Net cash (used in) provided by operating activities	(30)	5
Cash flows from investing activities
Additions to properties and equipment	(122)	(87)
Proceeds from sale of assets	4	5
Additions to capitalized software	(1)	(1)
Net cash used in investing activities	(119)	(83)
Cash flows from financing activities
Net increase in commercial paper borrowings	257	200
Proceeds from borrowings	125	—
Repayment of borrowings	—	(200)
Dividends paid to stockholders	(53)	(1)
Treasury stock purchases	(260)	(32)
Dividends paid to noncontrolling interests	(3)	(3)
Proceeds from stock option exercises and other items, net	32	46
Net cash provided by financing activities	98	10
Effect of exchange rate changes on cash and cash equivalents	(1)	(3)
Net change in cash and cash equivalents	(52)	(71)
Cash and cash equivalents at beginning of period	237	249
Cash and cash equivalents at end of period	$185	$178

Table 5A – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

	First Quarter
(Dollars in millions, unaudited)	2014	2013
Net cash (used in) provided by operating activities	$(30)	$5
Additions to properties and equipment	(122)	(87)
Dividends paid to stockholders (1)	(53)	(1)
Free Cash Flow	$(205)	$(83)

(1)	The payment of the fourth quarter 2012 dividend of $45 million was in December 2012 rather than January 2013.

Table 6 – Selected Balance Sheet Items

	March 31,	December 31,
(Dollars in millions, unaudited)	2014	2013

Cash and cash equivalents	$185	$237
Long-term Borrowings	4,635	4,254
Total Eastman Stockholders' Equity	3,729	3,796